Exhibit 10.39

EXECUTION VERSION

CF Corporation

Sterling House

16 Wesley Street

Hamilton HM CX

Bermuda

November 30, 2017

Blackstone ISG-I Advisors L.L.C.

345 Park Avenue

New York, New York 10154

Email: jeffrey.iverson@blackstone.com

Attn: Jeffrey Iverson, Managing Director and Chief Compliance Officer

Investment Management Agreements

Ladies and Gentlemen:

Reference is made to the Investment Management Agreements set forth on Exhibit A (as such agreements may be amended or modified from time to time, the “Investment Management Agreements”) to be entered into between certain subsidiaries (individually, a “Company” and collectively, the “Companies”) of CF Corporation, a Cayman Islands exempted corporation (“CF Corp.”), that are party to such Investment Management Agreements, and Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), and a wholly owned subsidiary of The Blackstone Group L.P. (“Blackstone”).

Pursuant to, and in anticipation of entering into and performing the services required of it under, the Investment Management Agreements, the Investment Manager has dedicated, and will dedicate, significant efforts and has expended, and will expend, significant resources, including by hiring employees, entering into service agreements and other contractual arrangements, investing in information technology systems, making regulatory filings and corresponding with regulators, securing office space, and committing time and resources of personnel of the Investment Manager and its affiliates, in each case, in developing and implementing an investment management and asset allocation strategy that will be intended to result in significant benefits to the Companies and their respective affiliates. In order to induce the Investment Manager to devote the resources necessary to successfully implement the arrangements contemplated by the Investment Management Agreements and to ensure the preservation of the covenants and agreements set forth in the Investment Management Agreements, and in consideration of the representations, warranties, covenants and agreements set forth in such Investment Management Agreements, and the expected benefits to be derived by the Companies from entering into the applicable Investment Management Agreements with the Investment Manager, CF Corp., the ultimate parent company of the Companies, is entering into this agreement (this “Agreement”) with you as follows:

1.          Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the applicable Investment Management Agreement.

2.          Termination of the Investment Management Agreements. CF Corp shall not cause, permit or suffer any Company to terminate the Investment Management Agreement that such Company is a party to, except (x) in accordance with the terms and conditions of Section 2(b) hereof (which, among other things, requires the delivery of a notice in connection with the end of the then-current Term and provides the Investment Manager the opportunity to address any long-term performance concerns and adjust fees) or (y) in accordance with the terms and conditions of Section 2(c) hereof:

(a)          The “Term” with respect to each Investment Management Agreement will commence on the Closing Date (as defined in the Merger Agreement, dated May 24, 2017, by and among CF Corp., Fidelity & Guaranty Life, a Delaware corporation, FGL US Holdings Inc., a Delaware corporation, and FGL Merger Sub Inc., a Delaware corporation), and will (i) initially end on the third (3rd) anniversary of the Closing Date (the “Initial Term”) and thereafter (ii) automatically renew on each anniversary of the Closing Date (beginning on the third (3rd) anniversary of the Closing Date) for an additional one (1) year period unless terminated in accordance with Section 2(b) or Section 2(c).

(b)          Termination for Adverse Performance:

(i)          Following the Initial Term, a Company may make an election to terminate the Investment Management Agreement to which it is a party on any annual anniversary of the Closing Date (each, an “IMA Termination Election Date”) provided, that:

(1)	such Company has provided written notice to the Investment Manager of such termination (an “IMA Termination Notice”) at least thirty (30) days prior to the applicable IMA Termination Election Date;

2

(2)	the IMA Termination Notice has been authorized by the vote of the Chief Executive Officer of CF Corp. and at least two-thirds (2/3) of the directors of CF Corp. who are not current officers or employees of the Investment Manager and its corporate affiliates (which corporate affiliates shall not, for the avoidance of doubt, include CF Corp. or its subsidiaries) or of investment funds sponsored by the Investment Manager and its corporate affiliates (the “Non-Affiliated Directors”) in accordance with clause (ii) below (an IMA Termination Notice delivered with such approval, a “Valid IMA Termination Notice”); and

(3)	no such termination shall be effective on any date earlier than the second (2nd) anniversary of the applicable IMA Termination Election Date (the “IMA Termination Effective Date”).

(ii)         Notwithstanding anything to the contrary set forth herein, no Company may approve any election to terminate the Investment Management Agreement to which it is a party pursuant to Section 2(b)(i) unless the Chief Executive Officer of CF Corp. and at least two-thirds (2/3) of the Non-Affiliated Directors, in their sole discretion and acting reasonably and in good faith, determine that one of the following two events has occurred and is continuing:

(1)	unsatisfactory long term performance by the Investment Manager under such Investment Management Agreement, that is materially detrimental to such Company; or

(2)	the fees charged by the Investment Manager under such Investment Management Agreement are unfair and excessive compared to those that would be charged by a comparable asset manager (which for these purposes shall mean an asset manager with personnel of experience, education and qualification, and whose services are of a scale and scope, comparable to those of the Investment Manager (considered together with its affiliates) managing an investment portfolio with a composition and asset allocation comparable to the Account) and under investment guidelines and restrictions comparable to the applicable Investment Guidelines attached to such Investment Management Agreement;

3

(3)	provided, however, in either such case, the Non-Affiliated Directors shall deliver written notice of such finding to the Investment Manager, and the Investment Manager shall thereafter reasonably cooperate until the applicable IMA Termination Effective Date (i.e., for 2 years) to address the Non-Affiliated Directors’ concerns and; provided further, that in the case of clause (2), the Investment Manager shall have the right to adjust its fees so that they are no higher, in the aggregate, than the fees proposed by any comparable asset manager; and

(4)	if the Investment Manager has addressed the Non-Affiliated Directors’ concerns (with the assessment of whether the Non-Affiliated Directors’ concerns have been addressed being rendered in good faith with the approval of at least a majority of the Non-Affiliated Directors) or, if applicable, adjusted its fees to be not higher, in aggregate, than the fees proposed by a comparable asset manager, then the applicable IMA Termination Notice shall be deemed rescinded and of no further force or effect and the corresponding IMA Termination Effective Date shall not occur.

(iii)         Beginning on the third (3rd) anniversary of the Closing Date, and on each anniversary thereafter, to the extent no Valid IMA Termination Notice has been delivered in accordance with this Section 2(b) prior to such date, the Term with respect to each Investment Management Agreement for which no Valid IMA Termination Notice has been delivered shall be extended automatically without any further action or obligation by any persons (including, without limitation, the parties thereto or hereto) for one (1) additional year.

(c)          Notwithstanding anything to the contrary in this Section 2, a Company may terminate the Investment Management Agreement that it is a party to at any time by providing written notice to the Investment Manager that such Company has determined that either:

(i)          the Investment Manager is no longer able to carry on its investment advisory business as a going concern under the Investment Advisers Act of 1940; or

(ii)         the Investment Manager is unable to manage the applicable Account in all material respects as provided for in such Investment Management Agreement; or

4

(iii)        the Investment Manager is performing its obligations under such Investment Management Agreement with gross negligence, willful misconduct or reckless disregard of any of such obligations; provided, that

(iv)        in each case the Investment Manager shall have the right to dispute such Company’s determination within thirty (30) days after receiving notice from such Company, in which case the parties to such Investment Management Agreement shall submit the question as to whether the conditions of this clause (c)(i), (ii) or (iii) have been met to binding arbitration in accordance with Section 14 of such Investment Management Agreement, and such Investment Management Agreement shall continue to remain in effect during the period of the arbitration; and

(v)         any termination by such Company as provided in this Section 2(c) shall require the approval of at least two-thirds (2/3) of the Non-Affiliated Directors and the delivery of written notice to the Investment Manager of such termination at least thirty (30) days prior to the effective date of such termination.

(d)          For avoidance of doubt, the provisions contained in this Section 2 do not and shall not be deemed to constitute an obligation of a Company in respect of its rights to terminate the Investment Management Agreement to which it is a party, which rights are set forth solely therein. Any breach of this Agreement by CF Corp., and any termination by a Company of the Investment Management Agreement to which it is a party in any manner that is not in accordance with the provisions of this Section 2, will give rise to remedies solely against CF Corp. (or any successor thereto) as described in Sections 3 and 4 below.

3.          Specific Performance. Each of the parties hereto agrees that irreparable damage would occur and that the other party would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, each party shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 3, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 3 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 3 before exercising any other right under this Agreement.

5

4.          Remedy in the Event of Company Termination. If a Company exercises its rights to terminate the Investment Management Agreement that such Company is a party to in any manner that is not in accordance with the provisions set forth in Section 2, above, the Investment Manager shall be entitled to receive from CF Corp. as compensation for the costs incurred in performing services under, and the failure to receive the benefits reasonably anticipated by, such Investment Management Agreement, the full amount of damages available at law in the same manner and to the same extent as if such Investment Management Agreement had been terminated by or at the direction of CF Corp. in violation of the terms of this Agreement.

5.          Governing Law; Submission to Jurisdiction. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to any principles of conflicts of laws principles of such State that would provide for the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any dispute arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such dispute shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court. Any such dispute may and shall be brought in such courts and each of the parties hereto irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient court and shall not plead or claim the same.

6.          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

6

7.          Assignment; Successors; Waivers. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 7 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

8.          Severability. To the extent this Agreement may be in conflict with any applicable law, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

9.          Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing a copy of this letter, and returning it to us, in the space provided below.

[Remainder of page intentionally left blank; signature pages follow]

7

Sincerely,

CF CORPORATION

By:	/s/ Chinh E. Chu
Name:	Chinh E. Chu
Title:	Co-Executive Chairman

8

ACCEPTED AND AGREED

BLACKSTONE ISG-I ADVISORS L.L.C.

By:	/s/ Jeffrey C. Iverson
Name:	Jeffrey C. Iverson
Title:	Chief Compliance Officer and General Counsel

9

Exhibit A

Investment Management Agreements

•	Investment Management Agreement, dated as of the date hereof, by and between FGL US Holdings Inc. and Blackstone ISG-I Advisors L.L.C.

•	Investment Management Agreement, by and between FGL Holdings and Blackstone ISG-I Advisors L.L.C.

•	Investment Management Agreement, dated as of the date hereof, by and between Fidelity & Guaranty Life Holdings, Inc. and Blackstone ISG-I Advisors L.L.C.

•	Investment Management Agreement, dated as of the date hereof, by and between Front Street Re (Cayman) Ltd. and Blackstone ISG-I Advisors L.L.C.

•	Investment Management Agreement, dated as of December 4, 2017, by and between F&G Re Ltd and Blackstone ISG-I Advisors L.L.C.

•	Investment Management Agreement, by and between CF Bermuda Holdings Limited and Blackstone ISG-I Advisors L.L.C.

•	Investment Management Agreement, dated as of the date hereof, by and between Fidelity & Guaranty Life Insurance Company and Blackstone ISG-I Advisors L.L.C.

A-1